EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Bancorp:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 15, 2011, relating to the consolidated balance sheets of First Bancorp and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2010, incorporated herein by reference.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

                                            /s/ Elliott Davis, PLLC

Greenville, South Carolina
September 30, 2011